Exhibit 5.1

October 10, 2019

D.R. Horton, Inc.

1341 Horton Circle

Arlington, TX 76011

Re:	D.R. Horton, Inc. Public Offering of $500,000,000 Principal Amount of its 2.500% Senior Notes due 2024

Ladies and Gentlemen:

I am Vice President – Corporate Securities Counsel and Corporate Secretary of D.R. Horton, Inc., a Delaware corporation (the “Company”). The Company and certain direct and indirect wholly-owned subsidiaries of the Company (collectively, the “Guarantors”) have filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-3, File No. 333-226644 (the “Registration Statement”), the prospectus included therein and the prospectus supplement with respect thereto, dated October 7, 2019, filed with the Commission on October 8, 2019 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), in connection with the offering by the Company pursuant thereto of $500,000,000 principal amount of the Company’s 2.500% Senior Notes due 2024 (the “Notes”).

The Notes will be issued pursuant to the Indenture, dated as of October 10, 2019 (the “Base Indenture”), between the Company and Branch Banking and Trust Company, as trustee (the “Trustee”), as modified in respect of the Notes by the First Supplemental Indenture, to be dated as of October 10, 2019 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee, and are guaranteed pursuant to the terms of the Indenture and the notation endorsed on the Notes by the Guarantors (the “Guarantees”). The Indenture, the certificates evidencing the notes and the Guarantees are referred to collectively herein as the “Note Documents”.

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture, the Notes and the Guarantees and such other documents, corporate records, certificates of officers of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I have deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the guarantors listed on Exhibit A hereto (the “Specified Guarantors”) and others.

October 10, 2019

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

1. Each of the Specified Guarantors is a validly existing corporation or limited liability company in good standing under the laws of its jurisdiction of formation, with all requisite corporate or limited liability company power to execute and deliver the Note Documents to which it is a party and to perform its obligations thereunder.

2. The execution and delivery by the Specified Guarantors of the Note Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary corporate or limited liability company action.

3. The authorization, execution, delivery and performance of the Note Documents do not and will not violate (a) the charter or bylaws or other constitutive documents of any of the Specified Guarantors, (b) any order, judgment or decree of any court or other agency of government that is binding on any of the Specified Guarantors or (c) any law or regulation currently in effect in the Specified Guarantors’ respective jurisdiction or organization applicable to any of the Specified Guarantors.

4. Each of the Note Documents has been duly executed and delivered by each of the Specified Guarantors.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. I am licensed to practice law in the State of Texas, and I render no opinion herein as to matters involving the laws of any jurisdiction other than the States of Alabama, Arizona, Nevada, New Jersey, Oregon, Virginia and Washington. This opinion is limited to the effect of the current state of the laws of the States of Alabama, Arizona, Nevada, New Jersey, Oregon, Virginia and Washington and the facts as they currently exist. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

October 10, 2019

I express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, or (iii) any purported fraudulent transfer “savings” clause.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully,

D.R. Horton, Inc.

/s/ Thomas B. Montano
Thomas B. Montano
Vice President – Corporate Securities Counsel and Corporate Secretary

ANNEX A

Specified Guarantors

Name	Form of Entity	Jurisdiction of Formation
D.R. Horton, Inc.—Birmingham	Corporation	Alabama

CHI Construction Company	Corporation	Arizona

SHLR of Nevada, Inc.	Corporation	Nevada

Meadows IX, Inc.	Corporation	New Jersey

Meadows X, Inc.	Corporation	New Jersey

SGS Communities at Grande Quay L.L.C.	Limited Liability Company	New Jersey

Schuler Homes of Oregon, Inc.	Corporation	Oregon

C. Richard Dobson Builders, Inc.	Corporation	Virginia

Schuler Homes of Washington, Inc.	Corporation	Washington

SHLR of Washington, Inc.	Corporation	Washington